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                                                                     EXHIBIT 4.1

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

        This Second Amendment to Rights Agreement (this "Amendment"), is entered into by and between Ophthalmic Imaging Systems, a California Corporation (the "Company") and American Securities Transfer, Inc. (the "Rights Agent"), as transfer agent, and shall be deemed effective as of October 20, 1999 (the "Effective Date").

                                    RECITALS

        WHEREAS, the Company and Rights Agent entered into a Rights Agreement dated December 31, 1997 (the "Rights Agreement"), as amended from time to time, to provide for the distribution of preferred share purchase rights for each share of Company common stock outstanding as of January 2, 1998, which rights represent the right to purchase one one-hundredth of a preferred share of the Company upon a Distribution Date, as defined therein, and subject to the terms and conditions set forth in the Rights Agreement;

        WHEREAS, the Company, Premier Laser Systems, Inc. ("Premier") and Ophthalmic Acquisition Corporation, a California corporation and a subsidiary of Premier ("Premier Sub") have entered into an Agreement and Plan of Reorganization (the "Merger Agreement"), whereby, upon requisite shareholder approval, OIS will be merged with and into Premier Sub (the "Merger"), with OIS becoming the surviving corporation and each share of OIS common stock converting into shares of Premier Class A common stock at the exchange ratio set forth in the Merger Agreement;

        WHEREAS, Premier has held approximately 51% of the outstanding common stock of OIS and therefore a majority vote since February 1998;

        WHEREAS, approximately thirty-five persons, including approximately thirty current employees of OIS, presently hold approximately 1,600,000 options to purchase OIS common stock at an exercise price ranging from $0.63 to $4.50 per share (the "Employee Options"), many of which are already vested;

        WHEREAS, the Company desires to sell to Premier, and Premier wishes to purchase from Company, shares of the Company's Series B Preferred Stock (the "Series B Stock") necessary to preserve Premier's majority vote despite the exercise of Company stock options by one or more persons, and without triggering the preferred share purchase rights under the Rights Agreement;

        WHEREAS, the Company's Board of Directors (the "Board") believes it is in the best interest of the Company to amend the Rights Agreement to allow Premier to acquire Series B Stock without triggering the preferred share purchase rights under the Rights Agreement;

        WHEREAS, the Board believes it is in the best interest to amend the Rights Agreement to allow Premier to acquire all of the Company's outstanding common stock, but not less than all, without triggering the preferred share purchase rights under the Rights Agreement, provided



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Premier acquires the Company, under the terms of the Merger Agreement, on or before January 31, 2000;

        WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement to permit the transactions contemplated by the Merger Agreement as well as the purchase of Series B Stock without causing a Distribution Date under the terms of the Rights Agreement; and

        WHEREAS, the Board has given its unanimous written consent in favor of this Amendment pursuant to Section 307(b) of the California General Corporation Law.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE 1

                                   AMENDMENTS

        1.1 Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

                (a) Section 1(a) of the Rights Agreement is hereby deleted in its entirety and replaced by the following:

                "(a) `ACQUIRING PERSON' shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then-outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to such plan. Notwithstanding the foregoing, Premier Laser Systems, Inc., a California corporation ("Premier") shall not be deemed an "Acquiring Person" under this Agreement; PROVIDED, HOWEVER, that if Premier does not acquire, on or before January 31, 2000, all of the Common Shares of the Company then-outstanding under the terms and conditions set forth in the Agreement and Plan of Reorganization By and Among Premier Laser Systems, Inc., Ophthalmic Acquisition Corporation and Ophthalmic Imaging Systems, Inc. dated October 21, 1999 (the "Merger Agreement") or if the Merger Agreement is otherwise terminated by any party thereto prior to the Closing Date, as defined therein, then the term `ACQUIRING PERSON' shall have the meaning given to it in the February 25, 1998 amendment of this Agreement. Notwithstanding the foregoing, no Person shall become an "ACQUIRING PERSON" as a result of an acquisition of Common Shares of the Company



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                which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 20% or more of the Common Shares of the Company then-outstanding; PROVIDED, HOWEVER, that if a Person, other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to such plan, or Premier, should become the Beneficial Ownership of 20% or more of the Common Shares of the Company then-outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "ACQUIRING PERSON" for any purpose of this Agreement."

                (b) Section 1(f) of the Rights Agreement is hereby deleted in its entirety and replaced by the following:

                "(f) `COMMON SHARES' when used with reference to the Company shall mean the shares of common stock, no par value per share, of the Company, and shall not mean the Company's Series B Preferred Stock. `COMMON SHARES' when used with reference to any Person other than the Company shall mean the capital stock (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another person, the Person or Persons which ultimately control such first-mentioned Person."

        1.2 Reference to and Effect on Rights Agreement. On and after the Effective Date, each reference in the Rights Agreement to the term "Agreement," "hereof" or "herein" shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment and the amendments to the Rights Agreement effected hereby shall be effective as of the Effective Date and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

                                    ARTICLE 2

                                  MISCELLANEOUS

        2.1 Headings. The headings in this Amendment are intended solely for convenience and shall not be construed as limiting or expanding the terms of this Amendment.

        2.2 Counterparts. This Amendment may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be deemed an original of this Agreement.



                            [SIGNATURE PAGE FOLLOWS]



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        IN WITNESS WHEREOF, the parties executed this Agreement to be effective as of the date first written above.


                                        OPHTHALMIC IMAGING SYSTEMS

Attest: /s/ STEVEN C. LAGORIO           By: /s/ STEVEN R. VERDOONER
       ------------------------------      -------------------------------------
       Steven C. Lagorio,                  Steven R. Verdooner,
       Chief Financial Officer and         Chief Executive Officer and President
         Secretary

                                        AMERICAN SECURITIES TRANSFER, INC.

Attest: /s/ KELLIE GWINN                By: /s/ LAURA SISNEROS
       ------------------------------      -------------------------------------
       Kellie Gwinn,                       Laura Sisneros,
       Senior Vice President               Vice President